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                                CLECO CORPORATION
                   1990 LONG-TERM INCENTIVE COMPENSATION PLAN

               (As Amended and Restated Effective April 24, 1998)

                                    ARTICLE I

                                     PURPOSE

         1.1 Purpose of Plan. The purpose of this Cleco Corporation 1990 Long-Term Incentive Compensation Plan (the "Plan") is to create shareholder value. To do so, the Plan provides incentives to selected key employees of Cleco Corporation (the "Company") and its subsidiaries who contribute, and are expected to contribute, materially to the success of the Company and its subsidiaries; provides a means of rewarding outstanding performance; and enhances the interest of such key employees in the Company's continued success and progress by providing them a proprietary interest in the Company and/or cash payments based on the value of the Company's equity. Further, this Plan is designed to enhance the Company's ability to maintain a competitive position in attracting and retaining qualified members of the Board of Directors and key personnel necessary for the continued success and progress of the Company.


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                                   ARTICLE II

                                   DEFINITIONS

        2.1 Definitions. For purposes of the Plan, the following terms shall have the meanings below stated, subject to the provisions of Section 11.1.

         ATTACHED STOCK APPRECIATION RIGHT: means a Stock Appreciation Right granted with respect to shares of Common Stock covered by an Option, pursuant to the provisions of Section 9.4.

         BOARD or BOARD OF DIRECTORS: means the Board of Directors of the Company.

         CODE: means the Internal Revenue Code of 1986, as amended.

         COMMITTEE: means the Compensation Committee of the Board of Directors as constituted pursuant to Article XI.

         COMMON STOCK: means, subject to the provisions of Section 13.3, the presently authorized common stock, $2.00 par value, of the Company.

         COMMON STOCK EQUIVALENT UNIT: means a unit which is valued by reference to the value of one share of Common Stock and which is converted to cash payments to the Key Employee pursuant to the provisions of Section 5.3.

         COMMON STOCK EQUIVALENT UNITS LEDGER: means the ledger to be established and maintained by the Company pursuant to the provisions of Section 5.3.

         COMPANY: means Cleco Corporation, a Louisiana corporation.

         DISABILITY: means a physical or mental impairment of sufficient severity such that an Employee is (or the Eligible Director would be, if such Director were a participant in such plans) both eligible for and in receipt of benefits under the long-term disability provisions of the Company's benefit plans.

         DIVIDEND EQUIVALENT CREDIT: means an amount to be credited to a Key Employee's account maintained in the Common Stock Equivalent Units Ledger upon the payment of dividends on the Company's Common Stock, as provided in Section 5.3(a).

         ELIGIBLE DIRECTOR: means a person serving as a member of the Board of Directors of the Company who is not also an Employee of the Company or any Subsidiary.

         EMPLOYEE: means an officer or employee of the Company or a Subsidiary of the Company.

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         FAIR MARKET VALUE: means the average, rounded to the nearest 1/8th, of the high and low sales price of a share of Common Stock on the New York Stock Exchange Composite Transactions reporting system, as reported in The Wall Street Journal, on the date as of which such value is being determined or, if no sales occurred on such day, then on the next preceding day on which there were such sales.

         INCENTIVE STOCK OPTION: means an option to purchase Common Stock, granted by the Company to a Key Employee pursuant to Section 9.1, which meets the requirements of Section 422 of the Code.

         KEY EMPLOYEE: means an Employee selected to participate in this Plan pursuant to the terms hereof.

         NONSTATUTORY STOCK OPTION: means an option to purchase Common Stock, granted by the Company to a Key Employee pursuant to Section 9.1, which should not and does not meet the requirements of Section 422 of the Code.

         OPPORTUNITY SHARES: means additional shares of Common Stock which may be granted to a Key Employee receiving a Restricted Stock Award, as provided in
Section 5.1(b).

         OPPORTUNITY UNITS: means additional Common Stock Equivalent Units which may be granted to a Key Employee receiving a Restricted Unit Award, as provided in Section 5.1(b).

         OPTION: means an Incentive Stock Option or a Nonstatutory Stock Option.

         PERFORMANCE CYCLE: means the period of time used when measuring the degree to which the Performance Objectives relating to Restricted Stock Awards or Restricted Unit Awards have been met.

         PERFORMANCE OBJECTIVES: means the criteria established by the Committee for each Performance Cycle as the basis for determining (i) the number of shares of Common Stock or Common Stock Equivalent Units, as the case may be, which shall be released from the restrictions of a Restricted Stock Award or a Restricted Unit Award and (ii) the number of additional Opportunity Shares of Common Stock or Opportunity Units of Common Stock Equivalent Units, as the case may be, related to such Restricted Stock Award or Restricted Unit Award which the Committee may elect to award to a Key Employee.

         PLAN: means the Cleco Corporation 1990 Long-Term Incentive Compensation Plan, as set forth herein and as from time to time amended.

         RESTRICTED STOCK AWARD: means an award of restricted shares of Common Stock, granted by the Company to a Key Employee pursuant to Section 5.1 or to an Eligible Director pursuant to Section 5.4.


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         RESTRICTED UNIT AWARD: means an award of Common Stock Equivalent Units granted by the Company to a Key Employee pursuant to Section 5.1.

         STOCK APPRECIATION RIGHT: means a right, granted by the Company to a Key Employee pursuant to Section 9.4 or 9.5, to earn additional compensation for services rendered based upon the appreciation of the Fair Market Value of the Common Stock.

         STOCK INCENTIVES: means Options, Stock Appreciation Rights, Restricted Stock Awards, and Restricted Unit Awards granted under this Plan.

         SUBSIDIARY: means a subsidiary corporation as defined in Section 424(f) of the Code.

         UNATTACHED STOCK APPRECIATION RIGHT: means a Stock Appreciation Right granted independent of any Option, pursuant to the provisions of Section 9.5.

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                                   ARTICLE III

                   SHAREHOLDER APPROVAL; RESERVATION OF SHARES

        3.1 Approvals. The Plan was originally adopted effective January, 1990 and was approved by shareholders at the 1990 annual meeting of the shareholders. This Plan, as amended and restated effective April 24, 1998, shall become effective only if approved on or before January 1, 1999 by the affirmative vote, in person or by proxy, of the holders of a majority of the shares of Common Stock present and entitled to vote at a meeting held to take action thereon at which a quorum is present; and if such approval has not been obtained by such date, all Restricted Stock Awards to Eligible Directors previously granted shall be void and the Plan shall be reinstated in the form approved by shareholders at the 1990 annual meeting. If any grant pursuant to this Plan or the issuance or transfer pursuant to this Plan of any shares of the Common Stock shall require any prior approval of any governmental body or agency, no grant, issuance, or transfer thereof shall be made until such approval shall have been obtained.

        3.2 Shares Reserved Under Plan. The aggregate number of shares of Common Stock which may be granted under this Plan shall not exceed Eight Hundred Thousand (800,000) shares. The shares of Common Stock which may be granted pursuant to Options, Attached Stock Appreciation Rights, and Restricted Stock Awards will consist of either (i) authorized but unissued shares of Common Stock or (ii) shares of Common Stock which have been issued and which shall have been heretofore or hereafter reacquired by or on behalf of or at the direction of the Company (whether directly or indirectly through one or more agents, affiliates, nominees, custodians, trustees, or other representatives or designees). The total number of shares available for grant under this Plan shall be subject to increase or decrease in order to give effect to the adjustment provision of
Section 13.3 and to give effect to any amendment adopted as provided in Section
12.1. The total number of shares available for grant under this Plan shall also be decreased by one share for (a) each Common Stock Equivalent Unit (including each such unit granted as an Opportunity Unit) awarded under a Restricted Unit Award and (b) each Unattached Stock Appreciation Right granted pursuant to this Plan; provided, however, that if any Restricted Unit Award or Unattached Stock Appreciation Right granted to a Key Employee under this Plan shall expire, terminate, or be canceled for any reason prior to the lapse of all restrictions relating thereto, then the number of shares of Common Stock previously made unavailable for grant by operation of this provision upon the grant of such Restricted Unit Award or Unattached Stock Appreciation Right shall again be available for purposes of this Plan. If any Option, Attached Stock Appreciation Right, or Restricted Stock Award granted to a Key Employee or Eligible Director under this Plan shall expire, terminate, or be canceled for any reason prior to the lapse of all restrictions relating to all shares covered thereby, any shares of Common Stock that such Key Employee or Eligible Director is not entitled to receive under this Plan and such Stock Incentive upon such expiration, termination, or cancellation shall again be available for purposes of this Plan; provided, however, that the number of shares of Common Stock available for grant under this Plan shall be reduced by the number of shares subject to an Option for which a Key Employee has exercised a related Attached Stock Appreciation Right in accordance with Section 9.4. If the number of shares of Common Stock available for grant under this Plan shall ever decrease to zero, then no further grants of any Stock Incentives shall be made under this Plan until

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such time, if ever, before the termination of this Plan that shares of Common
Stock shall again be available for grant hereunder.


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                                   ARTICLE IV

                            PARTICIPATION IN THE PLAN

        4.1 Eligibility to Receive Stock Incentives. Stock Incentives under this Plan may be granted only to persons who are determined by the Committee to be Key Employees of the Company or a Subsidiary of the Company on the date the Stock Incentive is granted and to Eligible Directors as provided in Section 5.4. A member of the Board of Directors who is not also an Employee of the Company or of a Subsidiary of the Company shall not be eligible to receive a Stock Incentive other than pursuant to Section 5.4.

        4.2 Participation Not Guarantee of Employment. Nothing in this Plan or in the instrument evidencing the grant of a Stock Incentive shall in any manner be construed to limit in any way the right of the Company or a Subsidiary to terminate a Key Employee's employment at any time, without regard to the effect of such termination on any rights such Key Employee would otherwise have under this Plan, or give any right to such a Key Employee to remain employed by the Company or a Subsidiary thereof in any particular position or at any particular rate of compensation.



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                                    ARTICLE V

                                  STOCK AWARDS

        5.1 Grant of Restricted Stock Awards and Restricted Unit Awards to Key Employees.

               (a) Selection of Key Employees. Subject to the terms of this Plan, the Committee shall select from among the Employees of the Company and its Subsidiaries those Key Employees to whom Restricted Stock Awards or Restricted Unit Awards shall be awarded for each Performance Cycle. Restricted Stock Awards and Restricted Unit Awards and the allocation of Opportunity Shares or Opportunity Units, if any, related to such awards shall generally be made at the beginning of a Performance Cycle, but may, in the Committee's discretion, be made from time to time during the term of a Performance Cycle.

               (b) Award of Shares or Units. The Committee shall determine the number of shares of Common Stock covered by each Restricted Stock Award or the number of Common Stock Equivalent Units covered by each Restricted Unit Award and the maximum number of Opportunity Shares or Opportunity Units, if any, related to such award which may be granted to a Key Employee. After the close of, and, if appropriate and in accordance with Section 7.2(b) during the term of each Performance Cycle, the Committee shall determine whether the restrictions provided for in Article VI hereof shall lapse with respect to a portion or all of the shares awarded under a Restricted Stock Award or with respect to a portion or all of the shares awarded under a Restricted Stock Award or with respect to a portion or all of the Common Stock Equivalent Units awarded under a Restricted Unit Award and whether any Opportunity Shares or Opportunity Units, as the case may be, related to such award shall be granted.

               (c) Form of Instrument. Each Restricted Stock Award and each Restricted Unit Award shall be made to a Key Employee pursuant to an instrument prescribed in form by the Committee. Such instrument shall contain such terms and provisions as the Committee shall determine and shall specify the number of shares of Common Stock or Common Stock Equivalent Units covered thereby, the restrictions provided for in
          Article VI, and the Performance Objectives, if any, which if not achieved may cause all or part of the shares or units to be forfeited after the close of the Performance Cycle with respect to which they were awarded.

               (d) Performance Objectives. Each Restricted Stock Award and each Restricted Unit Award to a Key Employee may or may not be subject to the achievement of Performance Objectives by the Company during the Performance Cycle with respect to which the Restricted Stock Award or Restricted Unit Award is made. The Committee shall establish Performance Objectives prior to the beginning of each Performance Cycle. Once established, Performance Objectives may be


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          changed, adjusted, or amended during the term of a Performance Cycle only upon authorization by the Committee. The degree to which the Company achieves such Performance Objectives shall serve as the basis for the Committee's determination of the portion of a Key Employee's Restricted Stock Award or Restricted Unit Award which shall become vested by reason of the lapse of the restrictions provided for in
          Article VI and the number of Opportunity Shares or Opportunity Units, if any, which shall be awarded. The Committee may waive the attainment of Performance Objectives (in whole or in part) during or after the close of a Performance Cycle if the Committee deems it appropriate in light of a change of circumstances.

        5.2 Rights with Respect to Shares. Each Key Employee to whom a Restricted Stock Award consisting of shares of Common Stock represented by a stock certificate has been made shall have absolute ownership of such shares including the right to vote the same and receive dividends thereon, subject, however, to the terms, conditions, and restrictions described in this Plan and in the instrument evidencing the grant of the Restricted Stock Award. Notwithstanding the foregoing, shares of Common Stock transferred pursuant to a Restricted Stock Award shall be held in escrow pursuant to an agreement satisfactory to the Committee until such time as the Committee shall have determined whether the restrictions provided for in Article VI shall have lapsed. No Key Employee to whom a Restricted Stock Award with related Opportunity Shares is granted shall have any rights as a shareholder, including without limitation the right to receive dividends or the right to vote, with respect to such Opportunity Shares, until the issuance thereof pursuant to this Plan.

        5.3 Common Stock Equivalent Units. The Company shall establish a Common Stock Equivalent Units Ledger which will reflect the name of each Key Employee, the number of Common Stock Equivalent Units awarded to each Key Employee, and the Fair Market Value of the number of shares of Common Stock equal to the Common Stock Equivalent Units awarded to a Key Employee on the date of grant of each Restricted Unit Award. Each Common Stock Equivalent Unit shall be subject to the following adjustments and provisions:

               (a) Dividend Equivalents. So long as a Key Employee holds Common Stock Equivalent Units on a record date for the payment of dividends on the Common Stock, the Company shall enter a Dividend Equivalent Credit to the Key Employee's account in the Common Stock Equivalent Units Ledger on the dividend payment date of the Common Stock corresponding to such record date measured by the amount of the dividend paid on a share of Common Stock multiplied by the number of Common Stock Equivalent Units credited to the Key Employee's account on such record date, so that the amount of each Dividend Equivalent Credit shall equal the dividends which the Key Employee would have received had such Key Employee then been the record owner of a number of shares of Common Stock equal to the number of Common Stock Equivalent Units credited to such Key Employee's account on such record date. The Dividend Equivalent Credits shall be converted into additional Common Stock Equivalent Units as of the dividend payment date by reference to the Fair Market Value of the Common Stock on the dividend payment date.


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               (b) Payment. The Fair Market Value of the number of shares of
          Common Stock equal to the number of Common Stock Equivalent Units held by a Key Employee pursuant to a Restricted Unit Award shall be paid to the Key Employee in cash at the time provided in the applicable Restricted Unit Award instrument or upon the lapse of the restrictions applicable to such Restricted Unit Award (including a lapse of restrictions because of a change of control, as provided in Section 7.3).

               (c) Nature of Units. The Common Stock Equivalent Units shall be used solely as a device for the measurement and determination of the amount to be paid to Key Employees pursuant to grant of Restricted Unit Awards. The Common Stock Equivalent Units shall not constitute or be treated as property or as a trust fund of any kind. Common Stock Equivalent Units may not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of by a Key Employee. All amounts at any time attributable to the Common Stock Equivalent Units shall be and remain the sole property of the Company, and all Key Employees' rights hereunder are limited to the rights to receive cash upon the vesting of the Restricted Unit Awards.

        5.4 Grant of Stock to Eligible Directors.

               (a) Stock Awarded as Compensation. Each Eligible Director may elect, except as provided below in Section 5.4(b)(i), to receive any or all of such Director's annual compensation for his or her service as a Director in Common Stock instead of in cash. The number of shares provided the Eligible Director shall equal the quotient of x divided by y where x equals that amount of compensation that the Eligible Director elects to receive in Common Stock and y equals the Fair Market Value of a share of Common Stock on the first business day after the Board meeting to which such award of Common Stock relates. Prior to the calendar year in which the shares are awarded as compensation, the Eligible Director shall also elect whether to take immediate receipt of the Common Stock or to defer receipt of the Common Stock under the terms of the Deferred Compensation Plan for Directors.

               (b) Grant of Restricted Stock Awards to Eligible Directors. Each Eligible Director who, on the first business day following the 1998 annual meeting or who, upon the Eligible Director's election to the Board subsequent to such date, owns less than 1,000 shares of Common Stock, shall receive a Restricted Stock Award equal to that number of shares of Common Stock necessary to increase such Eligible Director's ownership of Common Stock to 1,000 shares.

                    (i) Vesting of Shares. Until such time as all of the shares awarded under the Restricted Stock Award have vested, the Eligible Director shall apply $6,000 of such Eligible Director's annual retainer toward acquiring a vested interest in such shares of Common Stock. The shares of Common Stock will vest based on the Fair Market

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               Value of the shares on the date the Restricted Stock Award is granted.


                    (ii) Deferral. Prior to receipt of the shares of Common
               Stock granted under the Restricted Stock Award, the Eligible Director shall elect whether to take receipt of the Common Stock awarded or to defer receipt of the Common Stock under the terms of the Deferred Compensation Plan for Directors.

                    (iii) Restrictions. Restricted Stock Awards to Eligible
               Directors shall not be subject to the achievement of Performance Objectives, but shall be subject to the provisions regarding restrictions set forth in Sections 6.1, 7.2 and 7.3. Each Restricted Stock Award made to an Eligible Director shall be evidenced by an instrument prescribed in form by the Committee, but consistent with the terms of this Plan. The Restricted Stock Award to an Eligible Director shall consist of shares of Common Stock represented by a stock certificate. The Eligible Director shall have absolute ownership of such shares including the right to vote the same and receive dividends thereon, subject, however, to the terms, conditions and restrictions described in this Plan. Notwithstanding the foregoing, shares of Common Stock transferred to an Eligible Director pursuant to a Restricted Stock Award shall be held in escrow pursuant to an agreement satisfactory to the Committee until the restrictions provided for in Section 6.1 shall have lapsed.


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                                   ARTICLE VI

                      RESTRICTIONS APPLICABLE TO RESTRICTED
                     STOCK AWARDS AND RESTRICTED UNIT AWARDS

        6.1 Restrictions on Restricted Stock Awards. Each Restricted Stock Award granted under this Plan shall contain the terms, conditions, and restrictions set forth in this Section 6.1 and Restricted Stock Awards granted to Key Employees shall contain such additional terms, conditions, and restrictions as may be determined by the Committee. Until the restrictions set forth in this
Section 6.1 shall lapse pursuant to Article VII, shares of Common Stock awarded to a Key Employee or an Eligible Director pursuant to each Restricted Stock
Award:

          (a) shall not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of; and

          (b) shall be returned to the Company, and all rights of the Key Employee or Eligible Director to such shares shall terminate without any payment of consideration by the Company, if (1) the Committee notifies the Key Employee pursuant to Section 7.1 (as of the end of the Performance Cycle or portion thereof) that it has determined that the Performance Objectives established with respect to all or a portion of the shares of Common Stock granted under such Restricted Stock Award have not been achieved, (2) the Key Employee's continuous employment with the Company or any of its Subsidiaries shall terminate for any reason, except as provided in Section 7.2 or 7.3, or (3) the Eligible Director terminates membership on the Board for any reason prior to full vesting of the shares of Common Stock granted; provided, however, that this subparagraph (b)(3) shall not apply to shares of Common Stock that have vested pursuant to the provisions of Section 5.4.

        6.2 Restrictions on Restricted Unit Awards. Each Restricted Unit Award granted under this Plan shall contain such terms, conditions, and restrictions as may be determined by the Committee. Until such restrictions shall lapse pursuant to Article VII, Common Stock Equivalent Units awarded to a Key Employee pursuant to each Restricted Unit Award shall be forfeited, and all rights of the Key Employee relating to such Common Stock Equivalent Units shall terminate without any payment of consideration by the Company, if (a) the Committee notifies the Key Employee pursuant to Section 7.1 (as of the end of the Performance Cycle or portion thereof) that it has determined that the Performance Objectives established with respect to all or a portion of the Common Stock Equivalent Units granted under such Restricted Unit Award have not been achieved, or (b) the Key Employee's continuous employment with the Company or any of its Subsidiaries shall terminate for any reason, except as provided in
Section 7.2 or 7.3.

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                                   ARTICLE VII

                              LAPSE OF RESTRICTIONS

        7.1 Lapse of Restrictions Due to Achievement of Performance Objectives. As soon as practicable after the close of each Performance Cycle, the Committee shall determine whether the Company has achieved the Performance Objectives established for such Performance Cycle. The Committee shall notify each Key Employee who has received a Restricted Stock Award or a Restricted Unit Award whether the Performance Objectives established for the Performance Cycle have been achieved, the number of shares, if any, of Common Stock or the number of Common Stock Equivalent Units, if any, with respect to which the restrictions of
Article VI have lapsed, the number of shares of Common Stock or the number of Common Stock Equivalent Units, if any, which have been forfeited, and the number of Opportunity Shares or Opportunity Units, if any, related to such awards which such Key Employee shall receive. Any lapse of restrictions or award of Opportunity Shares or Opportunity Units pursuant to this Section 7.1 shall occur on the date the Committee notifies the Key Employee thereof in writing.

        7.2 Lapse of Restrictions Due to Certain Terminations of Employment. If a Key Employee who has been in the continuous employment of the Company or of any Subsidiary since the date on which a Restricted Stock Award or a Restricted Unit Award was granted to such Key Employee shall, while in such employment and prior to the close of the Performance Cycle with respect to which such award was granted:

          (a) terminate employment by reason of retirement on or after such Key Employee's 65th birthday under a Company-sponsored retirement plan, the restrictions set forth in Section 6.1 shall lapse, as to all shares included in the Restricted Stock Award or as to all Common Stock Equivalent Units included in the Restricted Unit Award granted to such Key Employee, on the date of such retirement; or

          (b) terminate employment by reason of death, Disability, or retirement prior to such Key Employee's 65th birthday but on or after the earliest date on which such Key Employee is eligible to retire under a Company-sponsored retirement plan with an immediate retirement benefit, or if such Key Employee's employment is terminated by the Company without cause, the restrictions provided for in Section 6.1 (b)(2) or Section 6.2(b), as the case may be, shall lapse on the date of such event and all other restrictions provided for in Section 6.1 or Section 6.2, as the case may be, shall lapse on the date of such event as to the same proportion of the shares included in the Restricted Stock Award or Common Stock Equivalent Units included in the Restricted Unit Award granted to such Key Employee (together with the maximum amount of Opportunity Shares or Opportunity Units, if any, related to the Restricted Stock Award or Restricted Unit Award which may be awarded to such Key Employee) as the number of days elapsed in the Performance Cycle as of the date of such event bears to the total number of days in the Performance Cycle.

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The restrictions set forth in Section 6.1(a) shall lapse as to all vested shares covered by the Restricted Stock Awards made to each Eligible Director during his or her term as a director immediately upon termination of that term.

        7.3 Lapse of Restrictions Upon Change in Control. Notwithstanding any provision of Section 6.1, Section 6.2, or any other provision of this Plan or any provision in any grant or award hereunder to the contrary, (i) with respect to Eligible Directors, the restrictions provided for in 6.1(a) on the shares of Common Stock heretofore or hereafter granted pursuant to Restricted Stock Awards and (ii) with respect to Key Employees, all of the restrictions provided for in
Article VI on the shares of Common Stock heretofore or hereafter granted pursuant to Restricted Stock Awards and the Common Stock Equivalent Units heretofore or hereafter granted pursuant to Restricted Unit Awards shall lapse and all Opportunity Shares and Opportunity Units related to such awards shall be granted upon and simultaneously with the occurrence of any "change in control" of the Company. Such a "change in control" shall be deemed to have taken place if:

          (a) an event involving the Company occurs of a nature that the Company would be required to report in response to item 5(f) of schedule 14A of regulation 14A promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "1934 Act");

          (b) any "person" (as such term is used in sections 13(d) and 14(d) of the 1934 Act), other than the Company or any "person" who on the effective date of this Plan is a director or officer of the Company, is or becomes the "beneficial owner" (as determined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities;

          (c) during any period of 24 consecutive months after the effective date of this Plan, individuals who at the beginning of such period constitute the Board of Directors cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period shall have been approved in advance by directors representing at least 80% of the directors then in office who were directors at the beginning of such period;

          (d) the Company shall be party to a merger or consolidation with another corporation and as a result of such transaction less than 80% of the then outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the former shareholders of the Company other than "affiliates" (as such term is defined in Rule 405 promulgated by the SEC under the Securities Act of 1933, as amended (the "1933 Act")) of any party to such transaction, as the same shall have existed immediately before such transaction;

          (e) the Company sells, leases, or otherwise disposes of, in one transaction or in a series of related transactions, all or substantially all of its assets; or

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          (f) the shareholders of the Company approve a plan of dissolution or liquidation.


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                                  ARTICLE VIII

                                  TAX PAYMENTS

        8.1 Tax Payments. A Key Employee who has received shares of Common Stock pursuant to a Restricted Stock Award with respect to which all of the restrictions set forth in Article VI shall have lapsed or pursuant to an award of Opportunity Shares related to such Restricted Stock Award may also receive from the Company a cash payment in the year following the close of the Performance Cycle in an amount determined by the Committee, if any, which amount will be sufficient to pay such Key Employee's tax liability (assuming the highest rates of tax applicable to any individual taxpayer in the year in which such payment is made) with respect to (i) such shares and (ii) such cash payment.



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



                                   ARTICLE IX

                      OPTIONS AND STOCK APPRECIATION RIGHTS

        9.1 Grant of Options.

               (a) Grant to Key Employees. The Committee may grant Incentive Stock Options and/or Nonstatutory Stock Options to Key Employees. All Options under this Plan shall be granted within ten years of the date this Plan is originally adopted or the date this Plan is originally approved by shareholders of the Company, whichever is earlier.

               (b) Grant to Eligible Directors. Each Eligible Director, upon such Eligible Director's election to the Board, shall be granted an award of an immediately exercisable Nonstatutory Stock Option to purchase 2,500 shares of Common Stock. Each Eligible Director who is, on the date of the 1998 annual meeting, serving on the Board and whose term on the Board expires in 1999 or 2000 shall receive an immediately exercisable Nonstatutory Stock Option on the first business day following the 1998 annual meeting to acquire a number of shares of Common Stock equal to the product of 2,500 multiplied by a fraction, which fraction has a numerator equal to the years remaining in the Eligible Director's term of office and a denominator equal to three. Except as provided in Section 10.2, such options granted under this
          Section 9.1(b) shall expire and be of no further effect ten years after the date on which such option is granted.

               (c) Option Price. The purchase price per share of Common Stock under each Option shall be not less than 100% of the Fair Market Value per share of such Common Stock on the date the Option is granted and, in any event, shall not be less than the par value per share of the Common Stock. The Option price may be subject to adjustment in accordance with the provisions of Section 13.3 hereof.

               (d) Option Agreements. Options and any Stock Appreciation Rights attached to such Options shall be evidenced by Option Agreements in such form as the Committee shall approve and containing such terms and conditions, including the period of their exercise and whether in installments or otherwise, as shall be specified therein, which need not be the same for all Options.

               (e) Options Nontransferable. An Option granted under this Plan shall by its terms be nontransferable by the Key Employee or the Eligible Director (collectively, the Grantee) other than by will or the laws of descent and distribution, and, during the lifetime of the Grantee, shall be exercisable only by such Grantee. No transfer of an Option by a Grantee by will or by the laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and a copy of the will and/or such other evidence as the Committee may determine necessary to establish the validity of the transfer.

        9.2 Exercise of Options.

               (a) Term of Options. Except as provided in Section 9.1(b), no Option granted under this Plan may be exercised until one year after the date of grant thereof. Options may be exercised over such period, ending not later than ten years from the date such Options shall have been granted, as the Committee shall determine at the time each Option is granted. The restrictions contained in the preceding sentences shall cease to apply to the exercise of any Option heretofore or hereafter granted under this Plan and any such Option and its attached Stock Appreciation Rights, if any, shall become exercisable in full upon and simultaneously with the occurrence of any "change in control" (as defined in Section 7.3) of the Company.

               (b) Payment on Exercise. No shares of Common Stock shall be issued on the exercise of an Option unless paid for in full at the time of purchase. Payment for shares of Common Stock purchased upon the exercise of an Option shall be made in cash or, with the consent of the Committee, in Common Stock valued at the then Fair Market Value thereof, or by a combination of cash and Common Stock. No Grantee shall have any rights as a shareholder with respect to any share of Common Stock covered by an Option unless and until the Grantee shall have become the holder of record of such share, and, except as otherwise permitted by Section 13.3 hereof, no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities, or other property or distributions or other rights) in respect of such share for which the record date is prior to the date on which such Grantee shall have become the holder of record thereof.

        9.3 Incentive Stock Options.

               (a) Annual Limitation. Any other provision of this Plan notwithstanding, but subject to the limitation of Section 3.2 relating to the aggregate number of shares subject to this Plan, Incentive Stock Options may be granted with respect to any number of shares, subject to the limitation that the aggregate Fair Market Value of such shares (determined as of the time such Option is granted) with respect to which such Options are exercisable for the first time by a Key Employee during any one calendar year (under this Plan and any other plans of the Company and its Subsidiaries) shall not exceed $100,000. To the extent that the aggregate Fair Market Value of shares with respect to which Incentive Stock Options (determined without regard to this subsection) are exercisable for the first time by any Key Employee during any calendar year (under this Plan and any other plan of the Company and its Subsidiaries) exceeds $100,000, such Options shall be treated as Nonstatutory Options.

               (b) Incentive Stock Options Granted to Ten Percent Shareholders. No Incentive Stock Options shall be granted to any Key Employee who owns, directly or indirectly pursuant to Section 424(d) of the Code, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary, unless at the time such Incentive Stock Option, by its terms, is not exercisable after the expiration of five years from the date such Incentive Stock Option is granted.

               (c) Notice. Each Key Employee shall give prompt notice to the Company of any disposition of shares acquired upon exercise of an Incentive Stock Option if such disposition occurs within either two years after the date of grant or one year after the date of transfer of such shares to the Key Employee upon the exercise of such Incentive Stock Option.

        9.4 Stock Appreciation Rights Attached to Options.

               (a) Award. The Committee may award an Attached Stock Appreciation Right with respect to any shares of Common Stock covered by any Option granted under this Plan, and such Attached Stock Appreciation Right shall be granted only at the time of the grant of the related Option.

               (b) Terms and Conditions. Each Attached Stock Appreciation Right shall be subject to the same terms and conditions as the related Option with respect to date of expiration, limitations on transferability, and eligibility to exercise. No Attached Stock Appreciation Right may be exercised after the related Option becomes nonexercisable. Attached Stock Appreciation Rights shall be payable in the form of cash or, at the election of the Committee, Common Stock or a combination thereof.

               (c) Amount of Compensation. The amount of compensation which shall be payable to a Key Employee pursuant to the exercise of an Attached Stock Appreciation Right shall be equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise of the Attached Stock Appreciation Right over Fair Market Value of such share on the date the Attached Stock Appreciation Right was granted multiplied by the number of Option shares with respect to which the Attached Stock Appreciation Right is exercised.

               (d) Termination of Option. Upon the exercise of an Attached Stock Appreciation Right, the related Option shall cease to be exercisable as to the number of shares of Common Stock with respect to which such Attached Stock Appreciation Right was exercised, and the related Option shall be considered to have been exercised to that extent.

        9.5 Stock Appreciation Rights Not Attached to Options.

               (a) Award. The Committee may grant Unattached Stock Appreciation Rights which are not attached to any Option granted under this Plan. Unattached Stock Appreciation Rights shall expire five years after the date of the grant thereof. Unattached Stock Appreciation Rights granted to a Key Employee who is an officer or director of the Company may not be exercised within six months after the Unattached Stock Appreciation Rights are granted, except that this limitation shall not be applicable in the event of death or disability of the Key Employee occurring before the expiration of the six-month period.

               (b) Exercise. Unattached Stock Appreciation Rights may be exercised, to the extent exercisable by their terms, in whole or from time to time in part, at any time before their expiration date. Any exercise of Unattached Stock Appreciation Rights shall be accompanied by a written notice to the Company specifying the number of Unattached Stock Appreciation Rights being exercised. Upon the Key Employee's exercise of Unattached Stock Appreciation Rights, such Key Employee shall be entitled to receive a cash payment equal to the economic value of those Unattached Stock Appreciation Rights. The economic value of a single Unattached Stock Appreciation Right shall be equal to the excess of (i) the Fair Market Value of one share of Common Stock on the date the Unattached Stock Appreciation Right is exercised over (ii) the Fair Market Value of one share of Common Stock on the date the Unattached Stock Appreciation Right was granted to the Key Employee. The economic value of all Unattached Stock Appreciation Rights exercised by a Key Employee shall be the economic value of each Unattached Stock Appreciation Right as provided in the preceding sentence multiplied by the number of Unattached Stock Appreciation Rights exercised.

               (c) Nature of Unattached Stock Appreciation Rights. The Unattached Stock Appreciation Rights shall be used solely as a device for the measurement and determination of the amount to be paid to Key Employees pursuant to grant of Unattached Stock Appreciation Rights. The Unattached Stock Appreciation Rights shall not constitute or be treated as property or as a trust fund of any kind. All amounts at any time attributable to the Unattached Stock Appreciation Rights shall be and remain the sole property of the Company, and all Key Employees' rights hereunder are limited to the rights to receive cash upon the exercise of the Unattached Stock Appreciation Rights.

               (d) Unattached Stock Appreciation Rights Nontransferable. Any rights arising under a grant of Unattached Stock Appreciation Rights shall not be transferable otherwise than by will or the laws of descent and distribution.

                                    ARTICLE X

                       TERMINATION OF EMPLOYMENT AND DEATH

       10.1 Incentive Stock Options. Unless earlier terminated in accordance with its terms, an Incentive Stock Option or Attached Stock Appreciation Right related to such Incentive Stock Option shall terminate and no longer be exercisable ninety days after the retirement or other termination of employment of the Key Employee to whom the Option has been granted.

       10.2 Nonstatutory Stock Options and Certain Stock Appreciation Rights. Unless earlier terminated in accordance with its terms, a Nonstatutory Stock Option and any Attached Stock Appreciation Right related to such Nonstatutory Stock Option and an Unattached Stock Appreciation Right shall terminate and no longer be exercisable after:

               (a) the expiration of three years following the termination of employment because of Disability or retirement under a retirement plan maintained by the Company of the Key Employee to whom the Nonstatutory Stock Option or Unattached Stock Appreciation Right has been granted, or

               (b) the expiration of three years following the termination of service on the Board because of Disability by the Eligible Director to whom the Nonstatutory Stock Option has been granted, or

               (c) the expiration of thirty days following the termination of employment by the Key Employee for any reason other than death, Disability, or retirement as described in (a) above, or

               (d) the expiration of thirty days following the termination of service on the Board by the Eligible Director for any reason other than death or Disability.

       10.3 Death of Optionee. If a Key Employee or Eligible Director ("Optionee") shall die during the term of an Option or Stock Appreciation Right, such Optionee's legal representatives shall be entitled to exercise the Option or Stock Appreciation Right, in whole or in part, at any time within one year following the death of such Optionee, to the extent such Option or Stock Appreciation Right was exercisable by such Optionee on the date of such Optionee's death.

                                   ARTICLE XI

                             ADMINISTRATION OF PLAN

       11.1 The Committee. This Plan shall be administered solely by the Compensation Committee of the Board of Directors; provided, however, that the Compensation Committee shall administer the Plan only at such time as the Committee shall consist of two or more nonemployee members of the Board of Directors. The Committee shall have full and final authority to interpret this Plan and the agreements evidencing Stock Incentives granted hereunder, to prescribe, amend, and rescind rules and regulations, if any, relating to this Plan, and to make all determinations necessary or advisable for the administration of this Plan. The Committee's determination in all matters referred to herein shall be conclusive and binding for all purposes and upon all persons including, but without limitation, the Company, the shareholders of the Company, the Committee, and each of the members thereof, Eligible Directors, Employees of the Company, and their respective successors in interest.

       11.2 Certain Powers. The Committee shall have authority to engage outside consultants, auditors, or other professionals, and agents, trustees, custodians, nominees, and other representatives and designees, to assist in the fulfillment of the Committee's powers and duties under this Plan at the Company's expense. In addition, the Committee shall have the authority, in its sole discretion, to direct the establishment of a trust or other arrangement pursuant to which the trustee or other contracting party would assume such obligations of the Company as the Committee may prescribe which relate to the payment of cash benefits or transfer of Common Stock to Key Employees in satisfaction of Key Employees' rights under Stock Incentives. Any trust or other arrangement established hereunder shall have such terms as the Committee shall deem necessary or desirable, including such terms as the Committee shall prescribe with respect to funding the trust or other arrangement and the revocability and termination thereof.

       11.3 Determinations of the Committee. In making its determinations concerning the Key Employees who shall receive Stock Incentives, as well as the number of shares to be covered thereby and/or cash awards payable thereunder and the time or times at which they shall be granted, the Committee shall take into account the nature of the services rendered by the respective Key Employees, their past, present, and potential contribution to the Company's success, and such other factors as the Committee may deem relevant. The Committee shall also determine the form of Stock Incentives to be issued under this Plan and the terms and conditions to be included therein, provided such terms and conditions are not inconsistent with the terms of this Plan. The Committee may, in its sole discretion, waive the vesting provisions and any other provisions of any Stock Incentive granted to a Key Employee, provided such waiver is not inconsistent with the terms of this Plan as then in effect.

                                   ARTICLE XII

                        AMENDMENT AND TERMINATION OF PLAN

       12.1 Amendment of Plan.

               (a) General Provisions. The Plan may be amended at any time and from time to time by the Board of Directors of the Company, but no amendment which (1) increases the aggregate number of shares of Common Stock and/or amounts of cash payments which may be granted pursuant to this Plan (other than increases due to adjustments pursuant to Section 13.3), (2) extends the period during which Stock Incentives may be granted under this Plan, (3) changes the class of Key Employees eligible to receive Stock Incentives, or (4) would otherwise be required to be approved by the holders of Common Stock pursuant to Rule 16b-3 under the 1934 Act shall be effective unless and until the same is approved by the affirmative vote, in person or by proxy, of the holders of a majority of the shares of Common Stock present and entitled to vote at a meeting held to take such action at which a quorum is present.

               (b) Amendments Relating to Incentive Stock Options. To the extent applicable, this Plan is intended to permit the issuance of Incentive Stock Options in accordance with the provisions of Section 422 of the Code. The Plan may be modified or amended at any time, both prospectively and retroactively, and in such manner as to affect Incentive Stock Options previously granted, if such amendment or modification is necessary for this Plan and the Incentive Stock Options granted hereunder to qualify under said provisions of the Code.

               (c) Special Power to Amend. Notwithstanding any other provision of the Plan, the Board of Directors may amend the Plan at any time and from time to time so as to (i) remove any provision from the Plan that is no longer required to enable the Plan to comply with Rule 16b-3 under the 1934 Act (or any similar substitute rule under Section 16 of the 1934 Act) as in effect from time to time, (ii) add any provision to the Plan that shall be required to enable the Plan to comply in such respect, and (iii) modify the Plan to comply in such respect in any instance in which the Plan as theretofore in effect shall impose restrictions, limitations, or obligations more rigorous or burdensome on the Company or Key Employees than those required by such rule (or such substitute therefor) as from time to time in effect.

               (d) Amendments Relating to Restricted Stock Awards to Eligible Directors. Notwithstanding any other provision of the Plan, the provisions of the Plan which constitute a formula award to Eligible Directors for purposes of Rule 16b-3 under the 1934 Act may not be amended more than once every six months, other than to comport with changes in the Code or the rules thereunder.

       12.2 Termination. The Board of Directors of the Company may at any time terminate this Plan as of any date specified in a resolution adopted by the Board. If not earlier terminated, this Plan shall terminate on January 1, 2000. No Stock Incentives may be granted after this Plan has terminated. After this Plan has terminated, the function of the Committee with respect to this Plan will be limited to supervising the administration of Stock Incentives previously granted.

                                  ARTICLE XIII

                            MISCELLANEOUS PROVISIONS

       13.1 Restrictions Upon Grant of Stock Incentives. The listing upon the New York Stock Exchange and the Pacific Exchange Inc. or the registration or qualification under any federal or state law of any shares of Common Stock to be granted pursuant to this Plan (whether to permit the grant of Stock Incentives or the resale or other disposition of any shares of Common Stock by or on behalf of the Key Employees receiving such shares) may be necessary or desirable and, in any such event, if the Committee in its sole discretion so determines, delivery of the certificates for such shares of Common Stock shall not be made until such listing, registration, or qualification shall have been completed. In such connection, the Company agrees that it will use its best efforts to effect any such listing, registration, or qualification, provided, however, that the Company shall not be required to use its best efforts to effect such registration under the 1933 Act other than on Form S-8, as presently in effect, or other such forms as may be in effect from time to time calling for information comparable to that presently required to be furnished under Form S-8.

       13.2 Registrations Upon Resale of Unregistered Stock. If the shares of Common Stock that have been transferred to a Key Employee pursuant to the terms of this Plan are not registered under the 1933 Act pursuant to an effective registration statement, such Key Employee, if the Committee deems it advisable, may be required to represent and agree in writing (i) that any shares of Common Stock acquired by such Key Employee pursuant to this Plan will not be sold except pursuant to an effective registration statement under the 1933 Act or pursuant to an exemption from registration under said Act and (ii) that such Key Employee is acquiring such shares of Common Stock for such Key Employee's own account and not with a view to the distribution thereof.

       13.3 Adjustments. The number of shares of Common Stock, Common Stock Equivalent Units, or Stock Appreciation Rights authorized under this Plan, the value of such shares, units, or rights, the number of shares of Common Stock subject to Restricted Stock Awards to Eligible Directors, and the price to be paid for any shares issuable pursuant to the exercise of Options shall be subject to adjustment by the Committee, in its sole discretion, to reflect any stock split, stock dividend, recapitalization, merger, consolidation, reorganization, combination, or exchange of shares or other similar event.

       13.4 Restrictive Legends.

               (a) Any certificates for shares of Common Stock delivered pursuant to Stock Incentives shall bear an appropriate legend conforming to the requirements of applicable law referring to the terms, conditions, and restrictions described in this Plan and in the instruments evidencing the grant of the Restricted Stock Awards. Any attempt to dispose of any shares of Common Stock in contravention of the terms, conditions, and restrictions described in this Plan or in the instruments evidencing the grant of the Restricted Stock Awards shall be ineffective. The Company may also place appropriate "stop transfer" instructions in the stock transfer books of the Company with respect to any shares of Common Stock covered by a Stock Incentive.

               (b) Any shares of Common Stock received by a Key Employee as a stock dividend on, or as a result of stock splits, combinations, exchanges of shares, reorganizations, mergers, consolidations, or otherwise with respect to shares of Common Stock received pursuant to a Restricted Stock Award, shall have the same status and bear the same legend as the shares received pursuant to the Restricted Stock Award.

       13.5 Withholding of Taxes.

               (a) Each Key Employee granted a Restricted Stock Award shall agree that no later than the date of the lapse of all the restrictions mentioned in Article VI hereof and in the instrument evidencing the grant of the Restricted Stock Award and on the date of receipt of any Opportunity Shares related to such Restricted Stock Award, such Key Employee will pay to the Company, or make arrangements satisfactory to the Committee regarding payments of, any taxes of any kind required by law to be withheld with respect to such shares of Common Stock.

               (b) Each Key Employee who exercises a Nonstatutory Stock Option to purchase Common Stock shall agree that no later than the date of such exercise or receipt the Key Employee will pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any taxes of any kind required by law to be withheld with respect to the transfer to such Key Employee of such shares of Common Stock.

               (c) Each Key Employee who receives payment in cash under this Plan shall receive such payments net of an amount sufficient to satisfy any taxes of any kind required to be withheld from such payments.

       13.6 Restrictions on Benefit. Notwithstanding the provisions of Sections
7.3 and 9.2(a) of this Plan, the aggregate present value of all parachute payments payable to or for the benefit of a participant in the Plan, whether payable pursuant to the Plan or otherwise, shall be limited to three times the participant's base amount less one dollar and, to the extent necessary, the acceleration of unmatured Option installments and Stock Appreciation Rights installments and the termination of restrictions on Restricted Stock Awards and Restricted Unit Awards shall be reduced by the Company in order that this limitation not be exceeded. For purposes of this Section 13.6, the terms

"parachute payment," "base amount," and "present value" shall have the meanings assigned thereto under Section 280G of the Code. It is the intention of this
Section 13.6 to avoid excise taxes on the participant under Section 4999 of the Code or the disallowance of a deduction to the Company pursuant to Section 280G of the Code.




                                                               CLECO CORPORATION

                                CLECO CORPORATION
                   1990 LONG-TERM INCENTIVE COMPENSATION PLAN
               (As Amended and Restated, Effective April 24, 1998)